Filed in the Office of	Business Number C31845-2003
Barbara K. Cegavske	Filing Number 20190367363
Secretary of State State Of Nevada	Filed On 12/20/2019 13:58:37 PM
	Number of Pages 4

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:
Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)
Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)
Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)	Date: 01/05/2020 Time: (must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)	Changes to takes the following effect: ☒ The entity name has been amended. ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent) ☐ The purpose of the entity has been amended. ☒ The authorized shares have been amended. ☐ The directors, managers or general partners have been amended. ☐ IRS tax language has been added. ☐ Articles have been added. ☐ Articles have been deleted. ☐ Other. The articles have been amended as follows: (provide article numbers, if available) Articles 1 and Article IV are amended as per the attached. (attach additional page(s) if necessary)
6. Signature: (Required)	X *[signature]* President Signature of Officer or Authorized Signer Title X ____________ Signature of Officer or Authorized Signer Title *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:
(attach additional page(s) if necessary)

Amendments to Article 1 and Article IV are appended to this filing as Exhibit A

This form must be accompanied by appropriate fees.

EXHIBIT A – AMENDMENTS TO ARTICLES OF INCORPORATION OF GREEN ZEBRA INTERNATIONAL CORP.

Article 1 – Name of Corporation: The name of the corporation shall be GZ6G Technologies Corp.

Article IV - Authorized Capital Stock:

The Corporation shall have the following classes of capital, each with the respective number of authorized shares as indicated:

a) Common Stock – 500,000,000 shares with a par value of $0.001;
b) Special 2018 Series A Preferred Stock – 10,000,000 shares with a par value of $0.004; and
c) Special 2018 Series B Preferred Stock – 1 (one) share with a par value of $0.001.
The 2018 Series A and 2018 Series B Preferred Stock shall have the designations as described in the attached Certificate of Designations.